Exhibit 21
SUBSIDIARIES
     The subsidiaries of the Company as of December 31, 2008 are as follows:

Jurisdiction of
Name of Subsidiary	Incorporation

Westsound Bank	Washington
WSB Financial Group Trust I	Delaware